UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 5, 2010

DEL MONTE FOODS COMPANY

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14335	13-3542950
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Market @ The Landmark San Francisco, California	94105
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 247-3000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 – Regulation FD

Item 7.01. Regulation FD Disclosure

The information contained in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing. The furnishing of the information set forth under this Item 7.01 is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

Proposed New Senior Credit Facility

On January 7, 2010, Del Monte Corporation (“DMC”), a wholly-owned subsidiary of Del Monte Foods Company (“DMFC” or the “Company”), intends to meet with representatives of potential lenders to DMC in connection with its contemplated new senior secured credit facility (the “Proposed New Credit Facility”). The following discussion of potential terms of the Proposed New Credit Facility is subject to consummation of such Proposed New Credit Facility and is a summary of contemplated material terms as of the date hereof. The Company anticipates that the closing of the Proposed New Credit Facility will occur in late January 2010 or early February 2010. However, the Proposed New Credit Facility may not be consummated at such time or at all, and if consummated, may contain materially different terms from the ones described below.

The Company anticipates that the Proposed New Credit Facility will consist of term loans in an aggregate amount of approximately $600 million and a revolving credit facility with a commitment amount of $500 million. The Company anticipates that the new term loans will mature on the fifth anniversary of the date of execution of the Proposed New Credit Facility. The Company anticipates that the revolving credit facility will mature, and the commitments thereunder will terminate, on the fifth anniversary of the date of execution of the Proposed New Credit Facility. In addition to the term loan and revolving credit facilities in effect as of the consummation of the Proposed New Credit Facility, the Company anticipates that the Proposed New Credit Facility will contain an “accordion” option for DMC to borrow up to an additional aggregate amount of $500 million in loans, subject to certain conditions (including pro forma financial covenant compliance).

The Company anticipates that the interest rate margins applicable to amounts outstanding under the Proposed New Credit Facility will be higher than the interest rate margins currently in effect under DMC’s existing senior secured credit facility. In addition, the Company anticipates that the initial commitment fee applicable to the revolving credit facility under the Proposed New Credit Facility will be higher than the commitment fee currently in effect under DMC’s existing revolving credit facility.

The Company anticipates that the obligations of DMC under the Proposed New Credit Facility will be guaranteed by the Company and the material domestic subsidiaries, if any, of DMC. The Company anticipates that DMC’s obligations under the Proposed New Credit Facility will be secured by a lien on substantially all of its assets. The Company anticipates that its obligations under its guaranty will be secured by a pledge of the stock of DMC and that the obligations of each subsidiary guarantor, if any, under its guaranty will be secured by a lien on substantially all of each such subsidiary guarantor’s assets.

Under the terms of the Proposed New Credit Facility, the Company anticipates that it will be required to meet a maximum leverage ratio and a minimum fixed charge coverage ratio. These two financial covenants are expected to be more restrictive than the corresponding covenants applicable under DMC’s existing senior secured credit facility. The Company also anticipates that the Proposed New Credit Facility will contain customary affirmative covenants, negative covenants, events of default, funding conditions, yield protection provisions, representations and warranties and other customary provisions for senior secured credit facilities.

Revision of Long Term Leverage Target

In light of its current expectations regarding long-term operating performance and cash flow generation, the Company is revising its long-term Net Debt/EBITDA target range to be 1.5 to 2.5x, from the previously announced target range of 2.0 to 3.0x. Because the Company will be providing this new long-term Net Debt/EBITDA target range to prospective lenders, the Company is furnishing this new long-term target under this Item 7.01.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time hereof. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward looking statement.

The forward-looking statements contained in this Current Report include statements related to the possible consummation of the Proposed New Credit Facility, including the terms related to such transaction and the possible completion of such transaction. A number of factors, including without limitation market conditions affecting the Proposed New Credit Facility and factors affecting the Company such as those described in the Company’s filings with the Securities and Exchange Commission from time to time, may affect the outcome, terms, timing or cancellation of the Proposed New Credit Facility. Other forward-looking statements contained in this Current Report include statements related to the Company’s expectations regarding long-term operating performance and cash flow generation as well as the Company’s new long-term Net Debt/EBITDA target range. A number of factors, including without limitation factors affecting the Company such as those described in the Company’s filings with the Securities and Exchange Commission from time to time, may affect such target in the future or the Company’s achievement of such target in the long-term.

Investors are cautioned not to place undue reliance on any forward looking statements, which speak only as of the date hereof.

The Company does not undertake to update any forward-looking statements set forth in this Current Report in light of new information or future events.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Del Monte Foods Company

Date: January 5, 2010	By:	/s/ James Potter
	Name: Title:	James Potter Secretary

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